EXHIBIT 15.1

Letter of Ernst & Young LLP

November 6, 2014

The Shareholders and Board of Directors of

Crawford & Company

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Crawford & Company Executive Stock Bonus Plan of our reports dated May 5, 2014, August 4, 2014 and November 6, 2014 relating to the unaudited condensed consolidated interim financial statements of Crawford & Company that are included in its Forms 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

/s/ Ernst & Young LLP

Atlanta, Georgia